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                                                                    EXHIBIT 11.1

                              ISONICS CORPORATION

                        STATEMENTS REGARDING CALCULATION
                     OF NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                   YEAR ENDED    THREE MONTHS
                                                   APRIL 30,    ENDED JULY 31,
                                                  ------------- ---------------
                                                   1995   1996   1995    1996
                                                  ------  ----- ------- -------
Net Income (Loss)................................ $ (143) $ 281 $    83 $    43
                                                  ======  ===== ======= =======
Weighted Average Common Stock Outstanding........  1,456  1,499   1,499   1,499
Dilutive Effect of Stock Options and Warrants....    --     --      --      --
Dilutive Effect of Preferred Stock...............    --      99      98     100
Dilutive effect of stock options and warrants
 granted since August 1, 1995 (approximately
 twelve months preceding the offering),
 calculated using the treasury stock method at
 $7.00 per share.................................    745    745     745     745
                                                  ------  ----- ------- -------
Shares Used in Computing Per Share Information...  2,201  2,343   2,342   2,344
                                                  ======  ===== ======= =======
Net Income (Loss) Per Share...................... $(0.06) $0.12 $  0.04 $  0.02
                                                  ======  ===== ======= =======
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